Exhibit 99.1

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 26, 2013

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

 FOR THE PERIOD ENDED MARCH 26, 2013

CONTENTS

Condensed Consolidated Interim Balance Sheets as at March 26, 2013(unaudited) and December 31, 2012	F-2

Condensed Consolidated Interim Statements of Operations and Comprehensive (Loss) for the period January 1, 2013 to March 26, 2013 and for the period January 1, 2012 to March 31 ,2012(unaudited)	F-3

Condensed Consolidated Interim Statements of Cash Flows for the period January 1, 2013 to March 26, 2013 and for the period January 1, 2012 to March 31 ,2012(unaudited)	F-4

Notes to Condensed Consolidated Interim Financial Statements	F-5-12

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As at March 26, 2013 and December 31, 2012

	March 26, 2013 (unaudited)	December 31, 2012 (audited)
ASSETS
Current Assets
Cash	$6,078	$6,078
Prepaid expenses	-	28,509
Assets held for sale (note 7)	207,774	295,190
Total Assets	213,852	329,777

Current Liabilities
Accounts payable and accrued liabilities	$-	56,646
Stock-based compensation accrual - current portion (note 3a)	3,286	3,286
Liabilities held for sale (note 7)	3,647,643	3,675,923
Total Current Liabilities	3,650,929	3,735,855
Stock-based Compensation Accrual (note 3b)	11,638	11,638
Total Liabilities	3,662,567	3,747,493
Commitments and Contingencies (notes 1 and 8)

STOCKHOLDERS' DEFICIT
Capital Stock
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued	-	-
Capital stock, $0.0001 par value; 100,000,000 shares authorized; 1,294,993(2012-1,294,993) issued and outstanding (note 4)	129	129
Additional Paid-in Capital	6,173,393	6,197,484
Treasury Stock (note 5)	(27,286)	(27,286)
Accumulated Other Comprehensive Income	187,625	110,829
Accumulated Deficit	(9,782,576)	(9,674,781)
Total Stockholders' Deficit	(3,448,715)	(3,417,781)
Total Liabilities and Stockholders' Deficit	$213,852	$329,777

(The accompanying notes are an integral part of these condensed consolidated financial statements.)

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive (Loss)
For the Period January 1, 2013 to the March 26, 2012 and for the Period January 1 ,2012 to March 31, 2012
Unaudited

	March 26, 2013	March 31, 2012
	$	$
Expenses
Salaries and benefits	10,000	10,000
General and administrative expenses	15,000	15,000

Total Operating Expenses and Loss before Income Taxes	25,000	25,000
Provision for income taxes	-	-

(Loss) from Continuing Operations	(25,000)	(25,000)
(Loss) from Discontinued Operations (note 7)	(82,795)	(309,903)
Net Loss	(107,795)	(334,903)

Foreign currency translation adjustment, net of taxes	76,796	(39,524)
Other Comprehensive Loss	76,796	(39,524)

Total Comprehensive (Loss)	(30,999)	(374,427)

Loss per common share (note 6):
Basic:
Net (Loss) from continuing operations	(0.02)	(0.02)
Net (Loss) from discontinued operations	(0.06)	(0.24)
Net (Loss) per common share	(0.08)	(0.26)
Diluted:
Net (Loss) from continuing operations	(0.02)	(0.02)
Net (Loss) from discontinued operations	(0.06)	(0.24)
Net (Loss) per common share	(0.08)	(0.26)

Weighted Average Number of Shares Outstanding - Basic During the Year	1,294,993	1,294,993

Weighted Average Number of Shares Outstanding - Diluted During the Year	1,294,993	1,294,993

(The accompanying notes are an integral part of these consolidated financial statements.)

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive (Loss)
For the Period January 1, 2013 to the March 26, 2013 and for the Period January 1 ,2012 to March 31, 2012
Unaudited

	2013		2012
Cash Flows from Operating Activities

Net loss	$(107,795)		$(334,903)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	3,513		22,986
Stock-based compensation accrual (recovery)		-	26
(Increase) decrease in net assets:
Prepaid expenses	39,323		17,936
Accounts payable and accrued liabilities and Employee tax deductions payable	(138,263)		(403,655)

Net Cash used in Operating Activities	(203,222)		(697,610)

Cash Flows from Financing Activities
Advances from related party	135,928		359,237

Net Cash provided by Financing Activities	135,928		359,237

Net (decrease) increase in Cash	(67,294)		(338,373)

Effect of exchange rates on cash	(1,018)		(40,740)

Cash - Beginning of Year	82,816		909,491

Cash - End of Period	$14,504		$530,378
Cash, End of Period – Discontinued Operations (note 7)	8,426		524,300

Cash, End of Period – Continuing Operations	6,078		6,078

Supplemental Cash Flow Information
Interest paid	$-		$-
Income taxes paid	$-		$-

(The accompanying notes are an integral part of these condensed consolidated interim financial statements.)

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

 1.               Nature of Business and Going Concern

Nature of Business

Mopals.com, Inc. (formerly MortgageBrokers.com Holdings, Inc.) and Subsidiaries (the “Company”) was organized under the laws of the State of Delaware on February 6, 2003.  On March 26, 2013, the Company amended its Articles of Incorporation, thereby changing its name to Mopals.com, Inc.

Mortgage brokerage operations were being conducted through the Company’s subsidiaries, Mortgagebrokers.com Inc. (an Ontario, Canada company), MortgageBrokers.com Financial Group of Companies, Inc., MBKR Franchising Inc.  and MBKR Holdings Inc. (Canadian federal companies), in Canada.

Going Concern and Discontinued Operations

The Company’s condensed consolidated interim financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  For the period ended March 26, 2013 the Company generated a net loss of $107,795 (For the year ended December 31,2012- $687,806). Certain conditions noted below raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is contingent upon its ability to secure additional debt or equity financing, to grow sales of its services and to achieve profitable operations.  As noted in recent Form 10-Q reports for 2012 and 2011 and our Form 10-K for the period ending December 31, 2011, management has been actively exploring restructuring options to reduce overhead expenses.  Based upon the 2011 year-end financial results of operations and the lack of business growth, the Director  has decided to privatize the Canadian operations and sale to a private company under common control.

As discussed further in Note 9, the company ceased active mortgage broker during the year ended December 31, 2012 and on March 26, 2013 entered into an Agreement of Sale with MortgageBrokers.Com Canada Inc, a Canadian corporation,  to sell all of the company’s equity interest in the mortgage brokerage business, including but not limited to the commitments, liabilities and contingent liabilities.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.               Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with the accounting principles generally accepted in the United States of America, and their basis of application is consistent.  Outlined below are those policies considered particularly significant:

a)     Interim Financial Statements

The accompanying interim unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies included in the Company's annual report on form 10 K for the year ended December 31, 2012 as filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, (consisting only of normal recurring adjustments and changes in estimates, where appropriate) are necessary to present fairly the financial position of the Company as of March 26, 2013 and the related operating results and cash flows for the interim period presented have been made. The results of operations of such interim period are not necessarily indicative of the results of the full year.

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

2.               Summary of Significant Accounting Policies (continued)

b)   Basis of Consolidation and Presentation and Discontinued Operations

The accompanying  condensed consolidated  interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company, its wholly-owned subsidiaries Mortgagebrokers.com Inc., Mortgagebrokers.com Financial Group of Companies, Inc., MBKR Franchising Inc. and MBKR Holdings, Inc.  All significant inter-company transactions and balances have been eliminated upon consolidation.

These financial statements are being presented in accordance with the FASB ASC205-20, “Discontinued Operations,” which sets forth the financial accounting and reporting requirements for the discontinued operations of a component of an entity.  A component of an entity comprises of operations and cash flows that can be clearly distinguished from the rest of the entity.  A component of an entity may be a reportable or an operating segment, a reporting unit, a subsidiary or an asset group.

FASB ASC 205-20 uses a single accounting model to account for all long-lived assets set for disposal.  This includes asset disposal groups meeting the criteria for presentation as a discontinued operation as specified in the standard.  A long-lived asset group classified as held for sale should be measured at the lower of its carrying amount or fair value, less cost to sell.  Additionally, a loss shall be recognized for any write-down to fair-value less cost to sell.  A gain shall be recognized for any subsequent recovery of cost.  Lastly, a gain or loss not previously recognized from the sale of the asset disposal group should be recognized at the date of sale.

3.               Stock-based Compensation Accrual

The Company has accrued expenses for stock-based compensation:

a.
As of March 26, 2013 the Company has accrued, as stock-based compensation payable, 16,433 (2012 - 16,433) common shares at a price of $0.20 (2012- $0.20) per share for a total of $3,286 (2012- $3,286) payable to certain parties whose agreement was cancelled in 2009.

b.
As of March  26, 2013, the Company has accrued, as stock-based compensation payable, 58,190 (2012 – 58,190) common shares at a price of $0.20 (2012- $0.20) per share for a total of $11,638 (2012- $11,638) payable to parties referred to in notes 8a and 8b.

4.               Capital Stock

Preferred Stock

The Company has 5,000,000 shares authorized of preferred stock with a par value of $0.0001. The Company has issued none of these shares as of March 26, 2013 and December 31, 2012.

Common Stock

On June 9, 2006, the Company completed an offering in which it issued a total of 70,416 shares of its common stock to accredited investors including RE/MAX Ontario-Atlantic Canada Inc., its executives and franchisees, at a price per unit of $30.00 for an aggregate offering price of $2,112,470. Purchasers of these securities receive the following additional rights and privileges:

i.
the purchaser received a warrant (1 warrant = 1 share) to further purchase up to the total number shares of common stock purchased through the private placement exercisable at a rate of 20% each year following the anniversary date of the private placement closure. The warrants are exercisable at a price 30% below the 30 day fair market price preceding the date such warrants are exercised. Warrants expire if not exercised within 30 days of such anniversary date.

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

4.               Capital Stock (continued)

Equity Compensation Plan

On February 6, 2003 and as amended on February 14, 2003, the Company adopted the 2003 Equity Compensation Plan to attract and retain high quality personnel. The adequacy of this plan is evaluated annually by Company management. As of December 31, 2012, no options had been issued under this plan. The disclosures made in the 2005 Audited Financial Statements (10-KSB - Item 10. Executive Compensation) and the `Amendment to License Agreement between RE/MAX and Mortgagebrokers.com Holdings, Inc.' dated May 25, 2006 (8-K - Schedule `A' 1. Outstanding Options) documenting the equity compensation of employees has not been implemented as of March 26, 2013. Until the new employment contracts have been formally and legally executed, the existing employment contracts of the Company are still in effect.

Service Compensation Plan

On March 1, 2005 the Board of Directors approved the Service Compensation Plan ("the Service Plan"), the purpose of which is to enhance the Company’s stockholder value and maximize the available capital resources of the Company through allowing non-monetary transactions whereby the issuance of stock is granted for services rendered. This program is expected to support the Company in building a long term sustainable revenue pipeline, a national sales agency and referral program as well as provide incentive to service providers to establish long term relationships with the Company and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company’s success through stock ownership. Under the Service Plan, service providers, consultants, mortgage agents and strategic alliance partners who provide services to the Company may be granted options or warrants to acquire restricted stock of the Company. The total number of shares reserved for issuance under the Service Plan is 166,667, the adequacy of which will be evaluated annually.

5.               Treasury Stock

During 2010, the Company acquired 1,293 common shares of the Company on the open market, at an average price of $1.50 per share for a total of $2,052.  In 2007, the Company acquired 417 common shares of the Company, on the open market, at an average price of $18 per share for a total of $7,455.  In 2006, the Company acquired 1,053 common shares of the Company, on the open market, at an average value of $16.80 per common share, for a total of $17,779.  The total treasury stock held at March 26, 2013 is 2,763 (2012– 2,763) at a total price of $27,286 (2011 - $27,286).

6.               Earnings or Loss Per Share

The Company calculates basic earnings per common share using net loss divided by the weighted-average number of common shares outstanding. The Company calculates diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator, when the stock options and warrants are not anti-dilutive.

	2013	2012
Weighted average number of common shares outstanding	1,294,993	1,294,993
Warrants
Stock Based Compensation payable (RE/MAX)	16,433	16,433
Stock Based Compensation payable (Other)	58,190	58,190
Weighted-average number of diluted common shares outstanding	1,369,616	1,369,616

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES Notes to Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

7.               Discontinued Operations

The business that formerly comprised Mortgagebrokers.com Inc. (the operating company) is classified as a discontinued operation and presented in a separate line on the consolidated statements of operations and comprehensive (loss).

Since 2011 as a result of the reported ongoing operating losses, management has been actively exploring restructuring options to reduce Company overhead expenses.  Based upon the 2011 year-end financial results and the 2012 first quarter financial results of operations and in consideration of:

1.	the ongoing loss of cash from operating activities;

2.	an eroding margin brokerage marketplace in Canada

3.	current equity market conditions not being favorable limiting the liquidity the company's share.

4.	the increasingly high costs associated with administering the a publicly traded company,

The Director has decided to privatize the operations (the “Mortgage Brokerage Business”) through their sale to a private company under common control (“Mortgage Brokerage Privatization”).  As previously noted in our 2011 filings, in an effort to reduce overhead costs, and in exchange for the provision of ongoing working capital deficit funding, in 2011, all human resources for the Company were consolidated into a related party company who provided back office corporate services to the Company on a cost allocation basis.  Over 2012, in an effort to further reduce overhead expenses and in preparation for the inevitable Mortgage Brokerage Privatization, all brokerage services including mortgage brokerage licensure, branding, mortgage agent back office operations, training and technology platforms were outsourced to the same related party company.

As discussed in Note 1, the transaction was completed March 26, 2013 to a MortgageBrokers.com Canada Inc,  a private Canadian company under common control with no continuing relationship between continuing and discontinued operations.

The following is a summary of the net assets held for sale as of March 26, 2013 and December 31, 2012, which consists of the net assets of the brokerage operations.

Assets	March 26, 2013	December 31, 2012
Cash	$8,426	$76,738
Prepaid expenses	27,128	41,735
Loan receivable	88,913	88,913
Investments	39,802	39,802
Property, plant and equipment, net and equipment under capital lease (1)	43,505	48,002
Total Assets Held for Sale	207,774	295,190

Liabilities
Accounts payable and accrued liabilities	168,293	255,318
Employee tax deductions payable	-	-
Due to related parties (2)	3,479,350	3,420,605
Total Liabilities Held for Sale	3,647,643	3,675,923

Net Assets Held for Sale	(3,439,869)	(3,380,733)

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

7.               Discontinued Operations (continued)

(1)               Property, plant and equipment, net and equipment under capital lease

			Net Book Value	Net Book Value
		Accumulated	March 26,	December 31,
	Cost	Depreciation	2013	2012

Furniture and equipment	$188,856	$153,822	$35,034	$38,614
Computer equipment	40,957	33,199	7,758	8,601
Equipment under capital lease	7,011	6,298	713	787

	$236,824	$193,319	$43,505	$48,002

(2)               Due to related parties

As of March 26, 2013, the controlling shareholder and Chief Executive Officer of the Company and a company controlled by this same individual had advanced $3,479,350 (2012 - $3,420,605) to fund the working capital of the Company. The advances are unsecured, non-interest bearing and due on demand.

The assets and liabilities to be sold meet the accounting criteria to be classified as held for sale and have been aggregated and reported on separate lines of the consolidated balance sheets.

Results of Discontinued Operations

The amounts in the tables below reflect the operating results of the business reported as discontinued operations. The amounts of any gains or losses related to the disposals of these discontinued operations are excluded.

	For the Period January 1, 2013 to the March 26, 2013	For the Year Ended December 31, 2012
Revenues	$24,807	$1,886,945

Net (Loss) from Discontinued Operations	(82,795)	(309,903)

These financial statements are being presented in accordance with the FASB ASC 205-20, “Discontinued Operations,” which sets forth the financial accounting and reporting requirements for the discontinued operations of a component of an entity.  A component of an entity comprises the operations and cash flows that can be clearly distinguished from the rest of the entity.  A component of an entity may be a reportable or an operating segment, a reporting unit, a subsidiary or an asset group.

FASB ASC 205-20 uses a single accounting model to account for all long-lived assets set for disposal.  This includes asset disposal groups meeting the criteria for presentation as a discontinued operation as specified in the standard.  A long-lived asset group classified as held for sale should be measured at the lower of its carrying amount or fair value, less cost to sell.  Additionally, a loss shall be recognized for any write-down to fair-value less cost to sell.  A gain shall be recognized for any subsequent recovery of cost.  Lastly, a gain or loss not previously recognized from the sale of the asset disposal group should be recognized at the date of sale.

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

8.               Commitments and Contingencies

Commitments

The Company has entered into agreements with various parties, whereby the Company is committed to issue compensatory warrants and stock as part of the Service Plan to mortgage agents and strategic alliance partners.

The effective date (“Effective Date”), when mentioned below, is the date the independent mortgage agent entered into a Mortgage Agent Agreement with the Company; or, is the date the RE/MAX Ontario-Atlantic Canada Inc. (“RE/MAX”) or Maxwell Realty Inc. (“Maxwell”) Franchisee entered into a Service Level Agreement with the Company and is also the date that the strike price (“Strike Price”) of the warrants is established. The strike price is the greater of $30 per share or the twenty day average closing price following the Effective Date.

Since the conversion ratio of dollar value of warrants into shares is fixed, but the share price fluctuates, the accrual to expense the value of the warrants earned by the mortgage agents and strategic alliance partners will fluctuate with the share price at the end of each period.

The Company has entered into agreements with the following parties:

a)    Independent Mortgage Agents/Loan Officers

Pursuant to a 5 year Mortgage Agent Agreement, the Company is committed to issuing warrants, at no cost, for common stock of the Company in two series to mortgage agents licensed with the Company based on their annual mortgage origination sales volume, which are summarized as follows based on current formulae:

Series I Warrants

“Average Volume”:	defined as the average best three out of five years in funded mortgage origination volume

Number of Warrants:
$8,257 worth of warrants divided by the Strike Price, per CAD $10 million in Average Volume, adjusted on a pro rata basis, no minimum or maximum thresholds. The warrants are convertible in common shares on a 1:1 basis.

Earnings Period:	Series I warrants are earned in the first 5 years following the Effective Date;

Additional Vestment:	All SERIES I warrants are fully vested on the 5th anniversary of the Effective Date

Determination Date:	5 year anniversary of Effective Date

Series II Warrants

“Annual Volume”:	defined as the total mortgage origination volume executed per 12 month period following the Effective Date and subsequent 12 month periods following the anniversary dates of the Effective Date

Number of Warrants:
$1,651 worth of warrants divided by the Strike Price per CAD $10 million in Annual Volume, adjusted on a pro rata basis, no minimum or maximum thresholds. The warrants are convertible in common shares on a 1:1 basis.

Earnings Period:	Series II warrants are earned in the first 5 years following the Effective Date

Additional Vestment:	All SERIES II Warrants fully vest 3 years following the Determination Date

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES Notes to Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

8.               Commitments and Contingencies (continued)

b)    Maxwell Realty Inc.

Per a three year renewable agreement dated April 12, 2006 and pursuant to the execution of a service level agreement by the Maxwell Franchisee, the Company is committed to issuing to Maxwell at no cost, warrants for common stock of the Company based on referrals leading to funded mortgage origination volume. The Maxwell Warrant-Based Compensation Program, which issue warrants (“SERIES III Warrants”) that are divided amongst the Maxwell Franchisor, Franchisee and referring Sales Agent.

Annual Volume:
defined as the total funded mortgage origination volume from Maxwell lead referral executed per 12 month period following the Effective Date and subsequent 12 month periods following the anniversary dates of the Effective Date

Number of Warrants:
$3,000 worth of warrants divided by the Strike Price per CAD $10 million in Annual Volume, adjusted on a pro rata basis, no minimum or maximum thresholds. The warrants are convertible in common shares on a 1:1 basis.

Earnings Period:	Series III warrants are earned in the first 5 years following the Effective Date

Additional Vestment:	SERIES III warrants are fully vested on the fifth anniversary of the Effective Date

c)   Contingencies

On March 5, 2010, MortgageBrokers.Com Financial Group of Companies Inc. (“FGOC”), a wholly owned subsidiary of Mortgagebrokers.com Holdings, Inc., commenced an action in the Ontario Superior Court of Justice in Ontario, Canada against Ralph Canonaco.  The statement of claim filed by FGOC asserted the failed collection of a liquidated debt in the amount of $500,000 arising out of a brokerage agreement.  On September 9, 2010, Ralph Canonaco and various other parties commenced an action in the Ontario Superior Court of Justice in Ontario, Canada against FGOC and various other related parties.  The statement of claim filed by Ralph Canonaco et. al. asserted fraud, fraudulent misrepresentation and conspiracy in the amount of $35,000,000, unjust enrichment in the amount of $950,000, breach of trust and misappropriation of trust funds in the amount of $50,000, and breach of contract in the amount of $50,000, arising out of a brokerage agreement and the associated services provided.  On December 21, 2011, FGOC filed a statement of defence and counterclaim.  FGOC countered for the following: (i) $500,000 in liquidated damages, plus 6% per annum interest; (ii) approximately $724,000 in damages owed pursuant to an agreement; and (iii) $2,500,000 in interest and punitive damages. Company management will vigorously defend itself in this action and believes that the Company has no liability in this matter.

On January 25, 2010, MortgageBrokers.com Financial Group of Companies Inc. (“FGOC”), a wholly owned subsidiary of MortgageBrokers.com Holdings, Inc., commenced an action in the Ontario Superior Court of Justice in Ontario, Canada against a number of parties including Mortgage Brokers City Inc. and its principals Mike Hapke, Frank Napolitano, Jeff Cody and York Polk who were former mortgage agents of the Company.  The statement of claim filed by FGOC asserted a number of claims in the aggregate amount of approximately CDN $19 million, arising out of loan and promissory note agreements and advances made to these individuals and clauses in mortgage agent license agreements with the defendants, in particular, non Solicitation of Mortgage agents.  In addition, claims were made against the defendants for passing off their brokerage for that of the plaintiffs including continuing to operate a brokerage after agreement termination with all of the trappings they had been using to identify their brokerage when working for the plaintiffs.   On April 5, 2010, the defendants counter claimed against a number of parties including FGOC in the Superior Court of Justice in Ontario, Canada.  The counter claim asserted a number of claims in the amount of $550,000 arising out of commission holdbacks by the Company.  The counter claim was settled following the plaintiffs paying out agent commissions of $223,734 and placing $373,244 with the Court pending a resolution to the plaintiff’s original claim.  Mortgage Brokers City has also challenged a MortgageBrokers.com Holdings, Inc. registered trademark in the Federal Court of Canada. The claim is based on the ground that the trademark is “not distinctive” as defined under the  Trade-Marks Act  and should not have been registered.  This litigation was related to the afore mentioned Mortgage Brokers City Inc. litigation in that an aspect of FGOC’s claim against Mortgage Brokers City is that they infringed upon FGOC’s registered trademarks

MOPALS.COM, INC. (FORMERLY MORTGAGEBROKERS.COM HOLDINGS, INC.) AND SUBSIDIARIES
Notes to Condensed Consolidated Interim Financial Statements
March 26, 2013
Unaudited

8.               Commitments and Contingencies (continued)

On August 24, 2012, a full and final settlement agreement was executed by all parties regarding the statement of claims, counter claims and trademark challenges and all outstanding and related matters.

The Company is party to various other claims and proceedings arising in the normal course of business.  Management does not expect the disposition of these matters to have a material adverse effect on the Company’s results of operations or financial condition.

9.               Related Party Transactions in Discontinued Operations

a)    Shared services

During 2013, Pacific Mortgage Group Inc. (“PMGI”), charged the Company rent of $ NIL (2012 - $102,884). PMGI and the Company are under common control. The related cost is included in loss from discontinued operations on the consolidated statements of operations and comprehensive (loss).

b)    Broker Reward Programs

Radius Financial Inc. (“Radius”), a company under common control, funds a rewards program to compensate mortgage brokers under contract to the Company.  During  the   year  ended  December  31,  2012,  the  Company  received  broker  rewards  of  $ NIL (2012 - $10,731) for its brokers from Radius which is included in liabilities held for sale on the consolidated balance sheets.

c)    Mortgage loan origination

The Company originated mortgages through its mortgage broker networks, earning the commissions related to these mortgage originations. During the period ended  March 26, 2013, Radius paid $ NIL (2012- $220,839) in broker commissions to the Company. These amounts are included in revenues (note 7) and included in loss from discontinued operations on the consolidated statements of operations and comprehensive (loss). These amounts are calculated and paid on normal commercial terms.

d)    Bonus

During the period ended March 26, 2013 the Company declared a bonus of $ NIL (2012 - $NIL), to the controlling shareholder and Chief Executive Officer. The related cost is included in loss from discontinued operations on the consolidated statements of operations and comprehensive (loss).

These transactions are entered into in the normal course of business and are recorded at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

e)     Investments and Loan Receivable

During the year ended December 31, 2012, the controlling shareholder and Chief Executive Officer transferred shares in a private corporation and a loan receivable totaling $159,200 to the Company. These amounts are included in assets held for sale, at their respective fair values, on the consolidated balance sheets.